Exhibit 10.1
STATE OF CONNECTICUT
DEPARTMENT OF PUBLIC UTILITY CONTROL

APPLICATION OF THE CONNECTICUT	:	DOCKET NO. 06-07-08
WATER COMPANY TO AMEND RATE	:
SCHEDULES	:	December 4, 2006
SETTLEMENT AGREEMENT
     This Settlement Agreement is made as of the 4th day of December 2006 by and among The Connecticut Water Company (“CWC”), the Office of Consumer Counsel (“OCC”) and the Prosecutorial Staff of the Department of Public Utility Control (“PRO”). CWC, OCC and PRO are sometimes referred to individually as a “Party” and collectively as the “Parties.”
Background
     1. On July 18, 2006, CWC filed an application for a rate increase of $14,600,000 or approximately 30% over present rates (the “Application”). This was the first CWC rate increase request in 16 years. The Application also requested a variety of changes to the CWC rules and regulations and the fees applicable to miscellaneous services. The Department of Public Utility Control (the “Department”) opened a rate proceeding referred to as Docket No. 06-07-08 in order to review the request.
     2. The Parties participated fully in the administrative litigation of this proceeding including extensive discovery, an audit, 6 evening public comment sessions and 11 days of public hearings at the Department’s offices. The Office of the Attorney General also participated as an intervenor, as did the Northeast Connecticut Council of Governments. During this process the Department compiled an extensive amount of record evidence. At the conclusion of the administrative proceeding, CWC filed updated evidence that resulted in a final rate increase request of $14,985,000.
     3. The Parties simultaneously conducted settlement negotiations in an attempt to craft a resolution of this case that was fair to all stakeholders, was sensitive to consumers’ preference for a smoother rate plan than the initial proposal and allowed CWC to earn a reasonable return of and on its investment. This Settlement Agreement sets forth that resolution and is submitted to the Department for its review and approval.
     4. This Settlement Agreement represents an integrated set of trade-offs and compromises in order to achieve the goal of a fair resolution of this proceeding. It reflects the concerns voiced by customers as well as state and local officials that a phased-in increase that mitigates the customer impacts would be preferred rather than a one-time rate increase. It also balances customer impacts against CWC’s need to charge rates that reflect its costs of rendering service. As more fully set forth in section E below, none of the Parties necessarily finds any particular element of the Settlement Agreement reasonable standing apart from the rest of the Agreement.
A.	Basic Elements of Phased-in Rate Increase
     1. The allowed revenue requirements as a result of the Application without regard to the phase-in are calculated as follows:

Proposed rate increase (LFE 18)	$14,985,339
Settlement adjustments	(4,044,518)

Rate increase	$10,940,821
     The allowed increase includes an adjustment to pro forma revenues at current rates of $326,429 over CWC’s requested pro forma revenues at current rates as shown on LFE 18. The $326,429 was, therefore, backed out of the rate increase. These adjustments result in total pro forma revenues after the rate increase of $ 60,002,791, an increase of 22.3% over pro forma revenues at current rates.
     2. This rate increase shall be phased in over a 15-month period. The first phase shall be effective for service rendered on and after January 1, 2007. The second phase shall be effective for service rendered on and after April 1, 2008.
     a. The first phase is an increase of $ 7,117,772 or 14.5%.
     b. The second phase is an increase of $3,823,049 (6.8% of 2007 allowed revenues) plus the amortization of the regulatory asset created by the deferral and described in paragraph C. 4. below. This phase of the increase reflects the revenue requirements arising from the rate base treatment of the balance, as of April 1, 2008, of the deferred portion of the total 22.3% increase and the beginning of the 20-yr amortization of the regulatory asset representing the deferral. Detailed calculations describing the creation of the regulatory asset are shown in Attachment A. The second phase will also include the adjustments that result from the 2008 limited reopener described in paragraph B below.
B.	2008 Limited Reopener
     1. In addition to the phased-in rate increase described in paragraph A, CWC shall file, on or about January 30, 2008, a request to reopen Docket No. 06-07-08 for the limited purpose of allowing a further rate adjustment based upon
     a. increases in rate base arising from additional plant funded by CWC and placed in service on or before December 31, 2007 (but in no event more than $15.5 million) less
     b. the 2007 increment to accumulated depreciation less

     c. the additional deferred taxes related to liberalized depreciation (Act 282) as of 12-31-07 .
This net rate base addition shall be multiplied by the allowed rate of return of 8.07% and a tax multiplier of 1.638. CWC shall also be allowed to recover the additional property taxes on the 2007 plant additions based upon the latest actual mill rates then in effect, plus the depreciation expense related to the CWC funded 2007 plant additions. All of the foregoing items shall be documented by evidence submitted by CWC and subject to such additional discovery and cross examination as the Department, OCC or other participants shall deem appropriate.
     2. No other adjustments to expense, revenue, rate base or rate of return shall be considered in the 2008 limited reopener. The Department shall review the levels of proposed increase using its customary procedures and no increase shall be implemented based on the limited reopener except as approved by the Department.
     3. Illustrative calculations demonstrating the mechanical aspects of the limited reopener rate adjustment and the implementation of the second phase of the initial rate increase are shown in Attachment B.
C.	Detailed Elements of Phased-in Rate Increase
     1. The allowed return on equity shall be 10.125% in place of the CWC requested return of 11.25%. Using the CWC proposed capital structure, this results in an allowed return on rate base of 8.07%. The return on rate base calculation is shown in Attachment C.
     2. Allowed rate base as of December 31, 2006 shall be $175,470,195 based upon the information in LFE 18.
     3. Depreciation shall remain at current rates. This reduction, when combined with disallowances of O&M expenses will result in a reduction of approximately $2 million, including the disallowance of the Company’s SERP expense. Total allowed O&M expenses are $28,391,394.
     4. CWC shall record deferred revenue of $318,580 per month from January 2007 through and including March 2008. This represents the portion of the phased in rate increase that is being deferred for fifteen months. The deferred principal amount shall accrue interest at the allowed return on rate base of 8.07% until April 1, 2008, at which time principal plus interest shall be included in rate base and CWC shall begin to amortize that amount over a 20-year period.
     5. Other amortization amounts and amortization periods shall be as reflected in CWC’s application as updated through LFE 18.

     6. A summary of these key elements is shown in tabular form in Attachment C.
D.	Rate Design
     1. Meter charges, consumption charges and fire protection charges shall be based upon the rate design set forth in LFE-18, adjusted pro rata across the board to reflect the initial 14.5% increase. The same approach will be employed for the April 1, 2008 increase.
     2. As of January 1, 2007, special and miscellaneous charges will be implemented as set forth in LFE-18 and will not be further adjusted on April 1, 2008.
     3. Rules and regulations governing customer service and related items will include all changes requested by Department staff during the public hearings.
     4. Rates, rules and regulations complying with this Settlement Agreement will be filed on or about December 5, 2006.
E.	Other issues
     1. Upon Department approval of the Settlement Agreement in its entirety, CWC agrees that it shall not file a new application for a general increase in rates pursuant to section 16-19 of the General Statutes that would become effective prior to January 1, 2009, provided that CWC reserves the right to request rate relief that would become effective prior to January 1, 2009 if CWC incurs or will incur unanticipated substantial and material cost increases as a result of changes in law, administrative requirements or accounting standards, or due to force majeure events such as acts of God, strikes, lockouts, acts of the public enemy, wars, riots, landslides, lightning, earthquakes, fires, storms, floods, breakage or accident to machinery or lines of pipe, line freeze ups, and other cause, whether the kind herein enumerated, or otherwise, and whether caused or occasioned by or happening on account of the act or omission of CWC, which is not in the control of CWC and which by the exercise of due diligence CWC is unable to prevent or overcome, occurring after the date of this Settlement Agreement
     2. The record in this proceeding provides sufficient evidence on which the Department can rely to make a determination that the Settlement Agreement is reasonable and in the public interest and that the resulting rates comply with applicable law.
     3. The Parties waive the right to submit briefs prior to the Department issuing a Draft Decision approving or rejecting the Settlement Agreement.
     4. The Parties agree that this Settlement Agreement is in the public interest.
     5. This Settlement Agreement is intended to be an integrated document. As such, the terms contained herein are interdependent and not severable, and they shall not be binding upon, or deemed to be an admission or concession by any Party, or to represent the positions of the Parties, if the Settlement Agreement is not fully approved by the Department. If the Department does not approve this Settlement Agreement in its entirety, it shall be deemed withdrawn, it shall not constitute a part of the record in this or any other administrative or judicial proceeding, shall not be admissible as evidence or be used for any purpose whatsoever in this or any other administrative or judicial proceeding, and each Party shall be free to advocate any position on any of the issues addressed by the Settlement Agreement in this or any other administrative or judicial proceeding, unless the Parties agree otherwise.
     6. The Parties shall support the Settlement Agreement before the Department, any other public forum and any court to which an appeal may be taken, shall do nothing to undermine the integrity of the Settlement Agreement and shall take all such action necessary on a cooperative basis to secure approval and implementation of the provisions of the Settlement Agreement.
     7. The discussions which have produced this Settlement Agreement have been conducted on the explicit understanding that all offers of settlement and discussions relating thereto are and shall be privileged and confidential, shall be without prejudice to the position of any Party presenting such offer or participating in any such discussions, and are not to be used in any manner in connection with this or any other administrative or judicial proceeding involving any or all of the Parties or otherwise.
     8. This Settlement Agreement does not represent an admission or concession by the Parties as to the proper disposition of any issue not related to this Settlement Agreement in any future proceeding before the Department, any court or any other administrative agency. It does not signify the Parties’ agreement with any claim or claims made by any Party in this case. This Settlement Agreement or any of its terms shall not prejudice the positions that the Parties may take on any issue in any future proceeding not related to this Settlement Agreement during the term of this Settlement Agreement before the Department, the courts or any other administrative agency, and shall not be admissible as evidence therein or in any proceeding not related to the matters covered by this Settlement Agreement before the Department, the courts or any other administrative agency and shall not be deemed an admission or concession by any of the Parties in regard to any claim or position taken by any other of the Parties in such proceedings. The Settlement Agreement is not intended to establish precedent in such proceedings. Nothing contained herein shall be construed as a waiver of, or limitation upon any Party’s right to raise any issues contained herein in any subsequent docket not related to this Settlement Agreement during the term of this Settlement Agreement.

     IN WITNESS WHEREOF, each of the Parties has duly executed this Settlement Agreement as of the date set forth above.

THE CONNECTICUT WATER COMPANY
By	/s/ David C. Benoit
David C. Benoit
Chief Financial Officer, Vice-President—Finance and Treasurer

MARY J. HEALEY CONSUMER COUNSEL
By:	/s/ Richard E. Sobolewski
Richard E. Sobolewski
Supervisor of Technical Analysis

PROSECUTORIAL STAFF OF THE DEPARTMENT OF PUBLIC UTILITY CONTROL
By	/s/ Miriam L. Theroux
Miriam L. Theroux

Attachment A
Deferred Regulatory Asset: Deferred Revenues and Interest
January 1, 2007 through March 31, 2008
DN 06-07-08 Settlement Agreement

		Interest 8.07% annual rate
					Principal
		0.6725%	0.33625%		and Interest
2007	Principal	Beg of month	cur month	total
Jan	$318,587		1071	1071	$319,658
Feb	318,587	2142	1071	3213	321,800

	637,174	2,142	2,142	4,284	641,458
Mar	318,587	4,285	1,071	5,356	323,943

	955,761	6,427	3,213	9,640	965,401
April	318,587	6,427	1,071	7,498	326,085

	1,274,348	12,854	4,284	17,138	1,291,486
May	318,587	8,570	1,071	9,641	328,228

	1,592,935	21,424	5,355	26,779	1,619,714
June	318,587	10,712	1,071	11,783	330,370

	1,911,522	32,136	6,426	38,562	1,950,084
July	318,587	12,855	1,071	13,926	332,513

	2,230,109	44,991	7,497	52,488	2,282,597
Aug	318,587	14,997	1,071	16,068	334,655

	2,548,696	59,988	8,568	68,556	2,617,252
Sept	318,587	17,140	1,071	18,211	336,798

	2,867,283	77,128	9,639	86,767	2,954,050
Oct	318,587	19,282	1,071	20,353	338,940

	3,185,870	96,410	10,710	107,120	3,292,990
Nov	318,587	21,425	1,071	22,496	341,083

	3,504,457	117,835	11,781	129,616	3,634,073
Dec	318,587	23,567	1,071	24,638	343,225

	3,823,044	141,402	12,852	154,254	3,977,298
2008
Jan	318,587	25,710	1,071	26,781	345,368

	4,141,631	167,112	13,923	181,035	4,322,666
Feb	318,587	27,852	1,071	28,923	347,510

	4,460,218	194,964	14,994	209,958	4,670,176
March	318,587	29,995	1,071	31,066	349,653

	4,778,805	224,959	16,065	241,024	5,019,829

Attachment B
How the Amount of the rate Increases will be Determined
DN 06-07-08 Settlement Agreement

1	Rate increase effective January 1, 2007
2
3	Increase (Attachment C, line 26)		$7,117,772

4
5	Rate increase effective April 1, 2008
6
7	A. Amount of increase that had been deferred (Attachment C, line 27)		$3,823,049
8
9	B. Increase in revenues related to amortization of regulatory deferral
10	Amortization of amount that had been deferred
11	Deferred Amount (Attachment A)	$5,019,829
12	Amortization period in years	20	250,991

13
14	C. Increase in Revenues related to Expenses of new plant in Service (a.1 below)
15	Property Taxes on Additional Plant In Service
16	Additional Plant in Service (as calculated on line 39 below)	TBD
17	Mil rates from latest property tax bills	TBD	TBD

18	Depreciation
19	Depreciation expense on CWC funded additional plant in Service		TBD
20
21	D. Increase in Rate Base
22	Deferred Revenues at March 31, 2008 (Attachment A)	$5,019,829
23	Amortization (see line 12 above)	(250,991)
24	Additional CWC funded Plant in service (Line 46)	TBD
25	Additional Acc Depreciation (as calculated on line 51 below)	(TBD)
26	Additional Deferred Income Taxes (as calculated on line 56 below)	(TBD)

27	Total Increase in Rate Base	TBD
28	Rate of Return (Attachment C)	8.07%

29	Increase in Operating Income (Line 27 times line 28)	TBD
30	Tax Multiplier (Sch A-2.0 in application)	1.638	TBD

31
32	Total Increase (Lines 7, 12, 17, 19 & 30)

33

34
35	(a) Additional Plant in Service (Company & Developer funded)
36	(a.1) Additional Plant Placed in Service
37	Plant in Service at December 31, 2007	TBD
38	Plant in Service in rate base (Attachment C, line 1)	(364,803,483)

39	Increase in Plant in Service (Line 37 - Line 38)

40
41	(a.2) Additional Developer Funded Plant
42	Developer Advances and CIAC at December 31, 2007	TBD
43	Developer Advances and CIAC in rate base (Attach C, line 12)	(67,426,375)

44	Increase in Developer Advances and CIAC (line 42 - line 43)

45
46	(a.3) Increase in CWC funded plant (line 39 - line 44)	TBD	(Not to exceed $15.5 million)

47
48	(b) Additional Accumulated Depreciation
49	Acc Depreciation at December 31, 2007	TBD
50	Acc Depreciation in rate base (Attachment C, line 2)	(102,066,209)

51	Increase in Accum Depreciation (line 49 - Line 50)

52
53	(c) Additional Deferred Income Taxes
54	Def Inc Taxes Lib Depreciation at 12-31-07	TBD
55	Def Inc Taxes Lib Depreciation in rate base (Attachment C, line 9)	(25,789,187)

56	Increase in Deferred Income Taxes (line 54 - line 55)

Attachment C
Allowed Rate Base, Capitalization, Operating Income and Rate of Return
DN 06-07-08 Settlement Agreement

	Rate Base

1	Plant in Service	$364,803,483
2	Less Reserve Depreciation	(102,066,209)

3	Net Plant In Service	262,737,274
4
5	Working Capital	4,474,639
6	Prepaid/Deferred Tax Assets	13,645,293
7	Other Rate Base Additions	797,228
8	Deferred Income Taxes
9	Liberalized Depreciation (282)	(25,789,187)
10	All Other (283)	(12,906,113)
11	Other Rate Base Deductions
12	Developer Advances and CIAC	(67,426,375)
13	Unamortized Land Gain	(62,564)

14	Rate Base	$175,470,195

15
16
17	Capitalization and Average Cost of Capital

18			% of total	Cost	Weighted Cost
19	Short-term Debt Equivalent	$14,457,255	8.24%	5.62%	0.46%
20	Long-term Debt	69,911,052	39.84%	5.89%	2.35%
21	Common Equity	91,101,888	51.92%	10.125%	5.26%

22	Total Capitalization	$175,470,195	100.00%		8.07%

23
24	Operating Income and Return on rate base

25	Operating Revenues Current Rates	$49,061,970
26	Revenue Increase Jan 07	7,117,772
27	Deferred Revenue Increase (08)	3,823,049

28	Operating Revenues allowed	60,002,791
29
30	Operation & Maintenance Expense	28,391,394
31	Depreciation and Amortization	6,063,059
32	Property Taxes	4,900,182
33	Payroll Taxes	818,005
34	Federal Income Taxes	5,390,594
35	State Income Taxes	822,259

36	Operating Expenses	46,385,493
37
38	Other Income (net)	543,146

39
40	Operating Income	$14,160,444

41
42	Return on Rate Base L (40) / L (14)	8.07%